Filed Pursuant to Rule 433

Registration No. 333-215494-04

** FULL PXING DETAILS ** $938mm DRIVE 2018-1 (Subprime Auto)

Date: 02/14, 2018 16:24:11

New Issue ABS: DRIVE 2018-1 (Subprime Auto) ** FULL PRICING DETAILS **

Joint Bookrunners: Wells Fargo (structuring), J.P. Morgan and Santander

Co-Managers: BNP, MUFG, SocGen

Class	Amt($mm)	Moody’s/S&P	WAL	LgFNL	BENCH	SPREAD	CPN%	YLD%	$PRICE
A1	155.000	P-1/A-1+	0.13	3/15/19	Yield	N/A	1.91	1.910%	$100.00000
A2	174.260	Aaa/AAA	0.43	4/15/20	EDSF	+23	2.23	2.246%	99.99766
A3	86.050	Aaa/AAA	0.81	1/15/21	EDSF	+28	2.42	2.438%	99.99549
B	133.600	Aa1/AA	1.31	2/15/22	EDSF	+60	2.88	2.907%	99.98783
C	168.450	Aa3/A	2.06	3/15/23	IntS	+80	3.22	3.249%	99.98566
D	162.640	Baa2/BBB	3.06	5/15/24	IntS	+125	3.81	3.843%	99.99263

Deal Summary
-Size: $938,080,000
-No Grow
-Rating Agencies	:	Moody’s / S&P
-SEC Registered	:	Class A thru D (Class E are 144a)
-Min Denoms	:	$1k x $1k Class A-D, $1.5mm x $1k Class E
-ERISA Eligible	:	A1-D: Yes; E: No
-Ticker	:	DRIVE 2018-1
-Bill & Deliver	:	Wells Fargo
-Expected Pricing	:	Priced
-Expected Settle	:	2/21/2018
-First Payment Date	:	3/15/2018

Attachments
-Preliminary Prospectus, FWP, CDI
-Intexnet Dealname: wsdrive201801
-Intexnet Password: Y7V2
-DealRoadshow.com : DRIVE181

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.